Exhibit 10.1
OMNIBUS AGREEMENT
     THIS OMNIBUS AGREEMENT (the “Agreement”) is made as of July 29, 2011 by and among CORNERSTONE VENTURES, INC., a California corporation (“CVI”), CIP LEVERAGED FUND ADVISORS, LLC, a California limited liability company (“CLFA”), CORNERSTONE LEVERAGED REALTY ADVISORS, LLC, a Delaware limited liability company (the “Advisor”), SERVANT HEALTHCARE INVESTMENTS, LLC, a Florida limited liability company (“SHI”), TERRY ROUSSEL, individually (“Roussel” and, together with CVI, CLFA and the Advisor, the “Cornerstone Parties”), and CORNERSTONE HEALTHCARE PLUS REIT, INC., a Maryland corporation (“CHP” and, together with CVI, CLFA, the Advisor, SHI and Roussel, the “Parties”).
RECITALS
     WHEREAS, the Advisor and CHP have entered into an Advisory Agreement, initially executed as of September 12, 2007 (the “Advisory Agreement”);
     WHEREAS, the Advisor, CLFA and SHI have entered into a Sub-Advisory Agreement, dated as of May 19, 2008 (the “Sub-Advisory Agreement”);
     WHEREAS, CVI and SHI have entered into an Alliance Agreement, dated as of May 19, 2008 (the “Alliance Agreement”);
     WHEREAS, the charter of CHP (the “Charter”) provides that the Total Operating Expenses (as defined in the Charter) of CHP for the four consecutive fiscal quarters, as determined at the end of each fiscal quarter, shall not exceed the greater of 2% of Average Invested Assets (as defined in the Charter) or 25% of Net Income (as defined in the Charter) (the “2%/25% Guidelines”) unless the Independent Directors Committee of the Board of Directors of CHP (the “Committee”) determines, based on unusual and non-recurring factors that it deems sufficient, that a higher level of expenses is justified;
     WHEREAS, the Committee has determined to focus its exploration of strategic alternatives for CHP on the sale of CHP’s portfolio or a merger of CHP with another company, an undertaking that the Committee has determined could be challenging without the assistance of both the Advisor and SHI; and
     WHEREAS, the Parties hereto have agreed to certain concessions and undertakings in connection with the continued operation of CHP’s business.
     NOW THEREFORE, in consideration of the premises, the mutual promises herein contained and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

     1. Modification of Advisory Agreement. The Advisor shall continue to provide all services that it is obligated to provide under the Advisory Agreement excluding only the services described in the Sub-Advisory Agreement which the Parties hereby agree shall be performed by SHI directly for the benefit of CHP (the “Advisor Services”). In addition, the Advisory Agreement is hereby modified as provided in this Section 1 and in Section 23 of the Advisory Agreement and any provisions in the Advisory Agreement which are inconsistent with this Section 1 shall be deemed modified and amended hereby. All capitalized terms used in this Section 1 which have not been defined previously shall have the meanings provided in the Advisory Agreement.
          A. The Advisor will perform the Advisor Services in a manner that complies with the 2%/25% Guidelines, taking into account the total amount of Operating Expenses incurred by both the Advisor and SHI. In accordance therewith:
               (i) All reasonable direct internal expenses of the Advisor shall be estimated and submitted on a semi-monthly basis for the prior approval of the Committee and/or its financial advisor. No Operating Expenses (other than those determined to be justified based on unusual and non-recurring factors) shall be approved if, in the reasonable discretion of the Committee, the Committee determines that such Operating Expenses, considered together with Operating Expenses previously approved for the relevant period, as well as estimated Operating Expenses for the remainder of the relevant period, would exceed the 2%/25% Guidelines.
               (ii) Operating Expenses which the Advisor deems unusual and non-recurring, including any non-recurring internal charges relating to finance and accounting services and investor services, as well as extraordinary director fees, extraordinary or unusual legal fees, and the fees of the Committee’s financial and legal advisors shall be submitted to the Committee, after review by its financial advisor, for the Committee’s determination of whether such unusual and non-recurring expenses are justified prior to any payment thereof.
               (iii) The Asset Management Fee payable under the Advisory Agreement shall not be less than .35% nor greater than .5% of Average Invested Assets, subject to compliance with the 2%/25% Guidelines. The Asset Management Fee payable to SHI pursuant to Section 4 of this Agreement shall be included as an Operating Expense for the purpose of the 2%/25% Guidelines. In the event that Operating Expenses exceed the 2%/25% Guidelines and the Asset Management Fee payable under the Advisory Agreement and the Asset Management Fee payable under the Sub-Advisory Agreement (collectively, the “Aggregate Asset Management Fee”) may not be paid in full, the Aggregate Asset Management Fee paid shall be allocated between the Advisor and SHI on a pro rata basis based on an Asset Management Fee of .35% of Average Invested Assets payable to the Advisor pursuant to the Advisory Agreement as modified by this Agreement and an Asset Management Fee of .25% of Average Invested Assets payable to SHI pursuant to Section 4 of this Agreement.
          B. The Disposition Fee payable to the Advisor shall not exceed .25% of the sales price of the Property or Properties; provided, however, that no Disposition Fee shall be paid to the Advisor unless the Advisor materially participates in the sale of the Properties and/or CHP.
          C. No fees, including any Subordinated Share of Cash Flows, Subordinated Incentive Listing Fee or Subordinated Performance Fee Due Upon Termination, shall be due to the Advisor upon the sale of the Properties or the termination of the Advisory Agreement, other than the Disposition Fee described above.
          D. In addition to and without limiting CHP’s right to terminate the Advisory Agreement under Section 17 thereof, the Advisory Agreement may be terminated immediately by CHP in the event of (1) the bankruptcy of the Advisor, CLFA or CVI or the commencement of any similar insolvency proceeding by any such party, or (2) any material breach of the Advisory Agreement by the Advisor which (a) is not cured within 30 days after written notice thereof or (b) in the reasonable determination of the Committee, cannot be cured within 30 days.
          E. The Advisor shall not be entitled under the terms of the Advisory Agreement to recommend nominees for election to the Board of Directors of CHP.
     2. Transfer of Cornerstone Interests. The Cornerstone Parties shall transfer to CHP, for cancellation on its books and records, any and all shares of stock in CHP owned directly or beneficially by any of them or by any subsidiary or affiliate of any of them, and shall transfer to CHP, or its designated subsidiary or other affiliate, any and all interests in any corporation, limited liability company, trust, partnership, joint venture or other entity which owns, directly or indirectly, any assets that are used in the operation of CHP’s business. A list of such interests is set forth on Schedule A attached hereto.
     3. Termination of Alliance Agreement. The Alliance Agreement is hereby terminated in its entirety by SHI and CVI and such parties shall have no further rights, benefits or obligations thereunder whatsoever and release each other from any and all claims that may now or hereafter exist with respect thereto; provided, however, that reference may continue to be made to the terminated Alliance Agreement to the extent necessary or advisable in order to interpret certain provisions of the Sub-Advisory Agreement.
     4. Assignment and Modification of Sub-Advisory Agreement. All rights and benefits belonging or accruing, as of the date hereof or hereafter, to any of the Cornerstone Parties under the Sub-Advisory Agreement are, and the Sub-Advisory Agreement is, hereby assigned to CHP, or its designated subsidiary or other affiliate, except to the extent modified hereby and CHP hereby assumes the obligations of the Advisor thereunder from and after the date hereof. Any provisions in the Sub-Advisory Agreement which are inconsistent with this Section 4 shall be deemed modified and amended hereby. All capitalized terms used in this Section 4 which have not been defined previously shall have the meanings provided in the Sub-Advisory Agreement.
          A. All references in the Sub-Advisory Agreement to the Advisor shall now be deemed to refer to CHP.

          B. The fees payable to SHI under the Sub-Advisory Agreement shall consist solely of the fees set forth below, which fees shall be payable to SHI by CHP.
               (i) The Asset Management Fee payable under the Sub-Advisory Agreement shall equal .25% of Average Invested Assets, subject to compliance with the 2%/25% Guidelines. In the event that Operating Expenses exceed the 2%/25% Guidelines and the Aggregate Asset Management Fee may not be paid in full, the Aggregate Asset Management Fee paid shall be allocated between the Advisor and SHI on a pro rata basis based on an Asset Management Fee of .35% of Average Invested Assets payable to the Advisor pursuant to the Advisory Agreement as modified by this Agreement and an Asset Management Fee of .25% of Average Invested Assets payable to SHI pursuant to Section 4 of this Agreement.
               (ii) The Disposition Fee payable to SHI shall equal 1% of the sales price of the Property or Properties (whether sold individually or together, including pursuant to a merger of CHP with another entity); provided, however, that no Disposition Fee shall be paid to SHI if, at the time such payment is due, CHP (as successor to the Advisor) has the right to terminate the Sub-Advisory Agreement pursuant to Section 18(a) thereof (as modified by Section 4(D) of this Agreement). The Disposition Fee shall be paid at the rate of 1/12th of .25% of Average Invested Assets per month; provided, however, that up to (but not exceeding) six monthly installments of such payments shall be credited against the final Disposition Fee payable to SHI upon the sale of the Properties or consummation of another transaction pursuant to which CHP is sold. The Disposition Fee payments will not be deemed Operating Expenses for the purpose of the 2%/25% Guidelines.
          C. The Parties acknowledge that neither the assignment of the Sub-Advisory Agreement to CHP, nor any of the actions contemplated under this Omnibus Agreement, constitute an event of termination under Section 18 of the Sub-Advisory Agreement.
          D. Sections 6(a)-(c), 6(g), 11(b), 14, 16, 17, 18(a)(iii) and 18(b)(v) of the Sub-Advisory Agreement are hereby deleted in their entirety.
     5. Cancellation of Indebtedness. CHP hereby cancels and forgives the following amounts which, as of May 31, 2011, are or may be due from the Advisor:
          A. $2,108,624, representing the receivable due, pursuant to the 2%/25% Guidelines, to CHP from the Advisor in the amount of $1,618,248 for the period beginning April 1, 2010 and ending March 31, 2011, plus the projected Excess Amount (as defined in the Charter) equal to $490,400, accrued from April 1, 2011 through May 31, 2011;
          B. $882,000, representing Acquisition Fee advances from CHP pursuant to the Advisory Agreement; and
          C. $792,000, representing Organization and Offering Expenses advances from CHP pursuant to the Advisory Agreement.

          The Advisor shall remain liable to CHP for any Excess Amount (other than amounts determined by the Committee to be justified based on unusual and non-recurring factors) which accrues after June 1, 2011.
          6. Lender Consents. The Advisor and SHI will use their commercially reasonable efforts to secure all consents and/or waivers which are necessary or advisable from CHP’s lenders in connection with the transactions contemplated under this Agreement, and otherwise.
     7. Releases.
          A. Cornerstone Parties Release. Subject to applicable law, except for the rights, duties and obligations arising under this Agreement and the documents referenced in this Agreement (other than the Alliance Agreement), and except for Claims (as defined below) arising from fraud, each of the Cornerstone Parties, for itself or himself and for its or his past, present, and future stockholders, members, directors, officers, affiliates, representatives, agents, servants, employees, successors, predecessors, and assigns, hereby completely releases, acquits and forever discharges each of the other Parties to this Agreement and their respective past, present, and future stockholders, trustees, directors, officers, affiliates, representatives, agents, servants, employees, successors, predecessors, and assigns of and from any and all actions, causes of action, claims, accountings, demands, damages, costs, losses, expenses, liabilities, attorneys fees, court costs, and debts whatsoever of every name and nature (hereinafter individually, severally, and collectively referred to as “Claims”), known to any of the Cornerstone Parties as of the date of this Agreement and arising out of the conduct of CHP’s business and operations prior to the date hereof (which shall not be deemed to include the sale of CHP’s securities).
          B. SHI Release. Subject to applicable law, except for the rights, duties and obligations arising under this Agreement and the documents referenced in this Agreement (other than the Alliance Agreement), and except for Claims arising from fraud, SHI, for itself and for its past, present, and future stockholders, members, directors, officers, affiliates, representatives, agents, servants, employees, successors, predecessors, and assigns, hereby completely releases, acquits and forever discharges each of the other Parties to this Agreement and their respective past, present, and future stockholders, trustees, directors, officers, affiliates, representatives, agents, servants, employees, successors, predecessors, and assigns of and from any and all Claims known to SHI as of the date of this Agreement and arising out of the conduct of CHP’s business and operations prior to the date hereof (which shall not be deemed to include the sale of CHP’s securities).
          C. CHP Release. Subject to applicable law and the Charter, except for the rights, duties and obligations arising under this Agreement and the documents referenced in this Agreement (other than the Alliance Agreement), and except for Claims arising from fraud, CHP, for itself and for its past, present, and future stockholders, members, directors, officers, affiliates, representatives, agents, servants, employees, successors, predecessors, and assigns, hereby completely releases, acquits and forever discharges each of the other Parties to this Agreement and their respective past, present, and future stockholders, trustees, directors, officers, affiliates, representatives, agents, servants, employees, successors, predecessors, and assigns of and from any and all Claims known to CHP as of the date of this Agreement and arising out of the conduct of CHP’s business and operations prior to the date hereof (which shall not be deemed to include the sale of CHP’s securities).
     8. No Admission of Liability. This Agreement is intended to be and is a settlement and compromise of disputed claims. The execution of this Agreement, and the exchange of consideration, releases, and other actions provided herein, are not to be construed as any admission or concession on the part of any Party with respect to any fault, culpability or liability.
     9. Costs. Each Party shall be responsible for all attorney’s fees and other expenses incurred by or on behalf of such Party in respect of this Agreement and the matters contemplated hereby, and shall have no responsibility for any fees or expenses incurred by or on behalf of any other Party.
     10. Miscellaneous.
          A. Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties, whether oral or written. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by all Parties hereto, or in the case of a waiver, by the Party for whom such benefit was intended. The headings in this Agreement are for reference purposes and shall not affect the meaning or interpretation of this Agreement
          B. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.
          C. Severability. Any provision of this Agreement or the application thereof that is held invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining provisions hereof, or the validity or enforceability of the offending provision in any other situation or in any other jurisdiction.
          D. Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws. Any suit involving any dispute or matter arising under this Agreement may only be brought in the federal or state courts located in the State of California. Each of the Parties hereto consents to the exercise of personal jurisdiction by such courts with respect to all such proceedings. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL, TO THE FULLEST EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST, IN ANY PROCEEDING, CLAIM, COUNTER-CLAIM OR OTHER ACTION INVOLVING ANY DISPUTE OR MATTER ARISING UNDER THIS AGREEMENT.
          E. Notice. All notices and communications pursuant to this Agreement shall be in writing and shall be deemed properly given and effective when received if (i) personally delivered to the applicable Party, (ii) mailed by registered or certified mail, postage prepaid, return receipt requested, to the address of the applicable Party, (iii) sent by other delivery service providing evidence of delivery to the address of the applicable Party or (iv) sent via electronic transmission to the applicable Party.
          F. Construction. The Parties and their respective legal counsel (if they chose to retain such counsel) each had an opportunity to participate in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the Parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that it or its counsel was the drafter thereof.
          G. Counterparts. This Agreement may be executed in counterparts, including in facsimile and .pdf format, each of which shall be deemed an original, but all of which together shall constitute one instrument.
The remainder of this page left is blank intentionally. Signatures follow on next page.

     IN WITNESS WHEREOF, the Parties have executed and delivered this Omnibus Agreement as of the date set forth above.

CORNERSTONE VENTURES, INC.
BY:	/s/ Terry G. Roussel
	Name:	Terry G. Roussel
Title:

CIP LEVERAGED FUND ADVISORS, LLC
BY:	/s/ Terry G. Roussel
	Name:	Terry G. Roussel
Title:

CORNERSTONE LEVERAGED REALTY ADVISORS, LLC
BY:	/s/ Terry G. Roussel
	Name:	Terry G. Roussel
Title:

SERVANT HEALTHCARE INVESTMENTS, LLC
BY:	/s/ John Mark Ramsey
	Name:	John Mark Ramsey
	Title:	CEO

/s/ Terry Roussel
TERRY ROUSSEL

CORNERSTONE HEALTHCARE PLUS REIT, INC.
BY:	/s/ Sharon C. Kaiser
	Name:	Sharon C. Kaiser
	Title:	President

SCHEDULE A
OMNIBUS AGREEMENT
CORNERSTONE VENTURES, INC., CIP LEVERAGED FUND ADVISORS, LLC,
CORNERSTONE LEVERAGED REALTY ADVISORS, LLC
CHP INTERESTS

CHP Entity	CHP Interest	Interest Holder
Cornerstone Healthcare Plus REIT, Inc.	100 Shares	Terry Roussel
Cornerstone Healthcare Plus Operating Partnership, LP	0.15% LP Interest	Cornerstone Leveraged Realty Advisors, LLC
CGI Healthcare Operating Partnership, LP	0.9% LP Interest	Cornerstone Leveraged Realty Advisors, LLC